Reading International Announces Final Judgment Dismissal of Derivative Lawsuit With Prejudice

Los Angeles, California – (BUSINESS WIRE) - October 26, 2016 - Reading International, Inc. (NASDAQ: RDI) announced today that the District Court of the State of Nevada entered its Final Judgment on October 20, 2016, dismissing with prejudice all claims against our Company’s directors (the “Derivative Claims”) contained in the derivative lawsuit brought by various funds managed by Messrs. Whitney Tilson and Jonathan M. Glaser (the “Plaintiff Stockholders”).   The parties modified the terms of the Settlement Agreement and Release of Claims previously filed by the Company in its Form 8-K filed with the Securities and Exchange Commission on July 13, 2016, to address concerns expressed by the District Court as to the scope and extent of certain releases.  As modified, the District Court found the settlement agreement to be “fair, reasonable, adequate and in the best interest of stockholders.” The Court’s Order provided that all parties will be responsible for their own legal fees and expenses.  No compensation was paid to the Plaintiff Stockholders in connection with the settlement.

Ellen Cotter, Chair, President and Chief Executive Officer, commented, “We are pleased to have resolved this matter. We remain focused on driving long-term value for all Reading stockholders and appreciate the support of stockholders like Messrs. Glaser and Tilson as we pursue this important objective.”

As reported in our July 13, 2016 press release, Messrs. Glaser and Tilson advised our Company in connection with the settlement of their Derivative Claims:  "We are pleased with the conclusions reached by our investigations as Plaintiff Stockholders and now firmly believe that the Reading Board of Directors has and will continue to protect stockholder interests and will continue to work to maximize shareholder value over the long term. We appreciate the Company's willingness to engage in open dialogue and are excited about the Company's prospects. Our questions about the termination of James Cotter, Jr., and various transactions between Reading and members of the Cotter family - or entities they control - have been definitively addressed and put to rest. We are impressed by measures the Reading Board has made over the past year to further strengthen corporate governance. We fully support the Reading Board and management team and their strategy to create stockholder value."

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:

o	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
o	the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed centers in

Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

o	in the United States, under the
o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	Village East Cinema brand (http://villageeastcinema.com)
o
o	in Australia, under the
o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Newmarket brand (http://readingnewmarket.com.au); and
o	Red Yard brand (http://www.redyard.com.au)
o
o	in New Zealand, under the
o	Reading Cinema brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz); and
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz).

Reading International, Inc., contact:

Dev Ghose

Executive Vice President & Chief Financial Officer

(213) 235-2240

or

Andrzej Matyczynski

Executive Vice President - Global Operations

(213) 235-2240